                                                --------------------------------
                                                          OMB APPROVAL

                                                OMB NUMER:             3235-0145
                                                EXPIRES:       FEBRUARY 28, 2006
                                                ESTIMATED AVERAGE BURDEN
                                                HOURS PER RESPONSE............11
                                                --------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.   )*

                              Union Drilling, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   90653P 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1 (b)
                  [ ]      Rule 13d-1 (c)
                  [X]      Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
NUMBER.

SEC 1745 (1-06)

                               (PAGE 1 OF 6 PAGES)

--------------------------------------------------------------------------------
                                       13G
CUSIP NO. 90653P 10 5                                      PAGE  2  OF  6  PAGES
          -----------                                           ---    ---
--------------------------------------------------------------------------------
    1      Names of Reporting Person
           I.R.S. Identification Nos. of above persons (entities only)

           Wolf Marine S.A.
---------- ---------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)  |_|
           (b)  |_|
---------- ---------------------------------------------------------------------
    3      SEC Use Only

---------- ---------------------------------------------------------------------
    4      Citizenship or Place of Organization

           Liberia
--------------------------------------------------------------------------------
    Number of Shares        5     Sole Voting Power
 Beneficially Owned by            2,078,359 shares of Common Stock
 Each Reporting Person    ------- ----------------------------------------------
         With:              6     Shared Voting Power
                                  None
                          ------- ----------------------------------------------
                            7     Sole Dispositive Power
                                  2,078,359 shares of Common Stock
                          ------- ----------------------------------------------
                            8     Shared Dispositive Power
                                  None
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,078,359 shares of Common Stock
--------- ----------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------- ----------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          9.8%
--------- ----------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------

                              (PAGE 2 OF 6 PAGES)

ITEM 1(a).    NAME OF ISSUER:

              Union Drilling, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              South Pittsburgh Technology Park, 3117 Washington Pike,
              Bridgeville, PA 15017.

ITEM 2(a).    NAME OF PERSON FILING:

              Wolf Marine S.A.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Byzantine Maritime Corporation
               8, Korytsas and Grammou Streets
               Kifisia 14561
               Athens, Greece

ITEM 2(c).    CITIZENSHIP:

              Liberian

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e).    CUSIP NUMBER:

              90653P 10 5

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(b) OR
              240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (a)     |_|     Broker or dealer registered under Section 15 of the
                       Exchange Act (15 U.S.C. 78o);

       (b)     |_|     Bank as defined in Section 3 (a) (6) of the Exchange Act
                       (15 U.S.C. 78c);

       (c)     |_|     Insurance company as defined in Section 3 (a) (19) of the
                       Exchange Act (15 U.S.C. 78c);

       (d)     |_|     Investment company registered under Section 8 of the
                       Investment Company Act (15 U.S.C. 80a-8);

       (e)     |_|     An investment adviser in accordance with
                       ss.240.13d-1(b)(1)(ii)(E);

       (f)     |_|     An employee benefit plan or endowment fund in accordance
                       with ss.240.13d-1(b) (1) (ii) (F);

                              (PAGE 3 OF 6 PAGES)

       (g)     |_|     A parent holding company or control person in accordance
                       with ss.240.13d-1(b) (ii)(G);

       (h)     |_|     A savings association as defined in Section 3 (b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i)     |_|     A church plan that is excluded from the definition of an
                       investment company under Section 3 (c) (14) of the
                       Investment Company Act (15 U.S.C. 80a-3);

       (j)     |_|     Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

               N/A

ITEM 4.        OWNERSHIP.

       (a)     Amount Beneficially Owned: 2,078,359 shares of Common Stock

       (b)     Percent of Class: 9.8%

       (c)     Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote: 2,078,359
                       shares of Common Stock

               (ii)    shared power to vote or direct the vote: None

               (iii)   sole power to dispose or to direct the disposition of:
                       2,078,359 shares of Common Stock

               (iv)    shared power to dispose or to direct the disposition of:
                       None

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following |_|. N/A

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY.

               N/A

                              (PAGE 4 OF 6 PAGES)

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10.       CERTIFICATION.

               N/A

                               (PAGE 5 OF 6 PAGES)

                                    SIGNATURE

            After   reasonable inquiry and to the best of my knowledge and
belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February  14, 2006
                                          --------------------------------------
                                          Date

                                          /s/ KENNETH H. HANNAN, JR.
                                          --------------------------------------
                                          Signature

                                          WOLF MARINE S.A.
                                          By: Kenneth H. Hannan, Jr., Treasurer
                                          --------------------------------------
                                          Name/Title

                              (PAGE 6 OF 6 PAGES)